Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 333-118053) and related Prospectus of Sensus Metering Systems Inc. for the registration of $275,000,000 of 8 5/8% Senior Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated May 15, 2008, with respect to the consolidated financial statements of Sensus Metering Systems (Bermuda 2) Ltd., included in its Annual Report (Form 10-K) for the year ended March 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

June 24, 2008